                                                                    Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Hispanic Broadcasting Corporation:


We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-42171) and Form S-8 (Nos. 333-43483 and 333-43495) of Hispanic
Broadcasting Corporation of our report dated February 10, 2000, relating to the consolidated balance sheets of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Hispanic Broadcasting Corporation.


                                             /s/ KPMG LLP



Dallas, Texas
March 29, 1999